Exhibit 99.2

CONSENT OF ISAAC BARCHAS

Sustainable Opportunities Acquisition Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

March 16, 2020	By:	/s/ Isaac Barchas
Name: Isaac Barchas